Exhibit 99.1

ViaSat Announces First Quarter Fiscal Year 2018 Results

•	The ViaSat-2 satellite successfully launched on June 1 and has executed scheduled in-flight maneuvers to date; services are expected to begin in the fourth quarter of fiscal year 2018

•	Revenues for the first quarter fiscal year 2018 were up 5% to $380.0 million, which marked a new first quarter revenue record high

•	Operating cash flow reached a record high of $153.7 million

•	New contract awards in the quarter grew sharply, up 31% over the prior year period, driving backlog up 19% year-over-year

•	ViaSat’s Government Systems segment continued to exhibit strong momentum, with revenues up 26% and record operating profit up 82% from the prior year period, leading to a record high Adjusted EBITDA for the segment of $49.2 million, a 51% increase year-over-year

•	ViaSat’s Satellite Services segment saw residential broadband Average Revenue Per User (ARPU) hit a new record of $66.61, and a 12% increase in first quarter commercial aircraft in-service with its in-flight connectivity system compared to the prior year period

CARLSBAD, Calif., August 8, 2017 – ViaSat Inc. (NASDAQ: VSAT), a global broadband services and technology company, today announced financial results for the fiscal first quarter ended June 30, 2017.

“ViaSat-2 is launched!” said Mark Dankberg, ViaSat chairman and CEO. “While we prepare to bring the satellite into service, we continue to deliver strong operating results. First quarter government results were exceptional, demonstrating the strategic benefits we seek from research and development (R&D) investments - rapid, profitable growth through differentiated products and services that meet end-user demands in complex market spaces. Government revenue has grown at a five-year 11% Compound Annual Growth Rate (CAGR), and operating profit at a five-year 17% CAGR, and this fiscal year started even stronger, with record backlog and opportunities for rapid market expansion. Commercial in-flight Wi-Fi is now also poised for exciting growth with a highly-differentiated service, and around 840 additional planes under contract. Our investments there will enable installations for new customers to start in the second quarter of fiscal 2018. Consumer broadband growth is next, expected to begin in the second half of our fiscal year. As top-line performance across these businesses trend upward, we also expect the uptick in R&D expenses, driven by the ViaSat-3 payload and investments in commercial airline platforms, to largely subside later this fiscal year. Our goal is to execute the substantial growth opportunities we’ve enabled in each segment as we wind down R&D expenses to more normal proportions.”

Financial Results

(In millions, except per share data)	Q1 FY18	Q1 FY17	Year-Over-Year Change
Revenues	$380.0	$363.1	4.7%
Net (loss) income[1]	$(9.0)	$1.9	*
Non-GAAP net income[1]	$2.5	$11.3	(77.8)%
Adjusted EBITDA	$61.2	$80.2	(23.7)%
Diluted per share net (loss) income[1]	$(0.16)	$0.04	*
Non-GAAP diluted per share net income[1]	$0.04	$0.23	(82.6)%
Fully diluted weighted average shares[2]	57.8	50.2	15.3%
New contract awards	$441.8	$336.3	31.4%
Sales backlog[3]	$1,085.8	$912.9	18.9%

*	Percentage not meaningful.

Segment Results

(In millions)	Q1 FY18	Q1 FY17	Year-Over-Year Change
Satellite Services
New contract awards	$151.3	$141.8	6.7%
Revenues	$152.2	$152.4	(0.1)%
Operating profit[4]	$18.8	$30.9	(39.0)%
Adjusted EBITDA	$62.0	$71.9	(13.8)%
Commercial Networks
New contract awards	$42.6	$62.9	(32.3)%
Revenues	$45.2	$65.6	(31.0)%
Operating loss[4]	$(66.1)	$(38.5)	(71.6)%
Adjusted EBITDA	$(50.0)	$(24.2)	(106.8)%
Government Systems
New contract awards	$247.9	$131.6	88.3%
Revenues	$182.6	$145.2	25.8%
Operating profit[4]	$32.6	$18.0	81.5%
Adjusted EBITDA[5]	$49.2	$32.5	51.4%

[1]	Attributable to ViaSat, Inc. common stockholders.
[2]	As the first quarter of fiscal year 2018 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.
[3]	Amounts include certain backlog adjustments due to contract changes and amendments. Backlog does not include contracts with our broadband internet subscribers in our satellite services segment, nor does it include anticipated purchase orders and requests for the installation of in-flight broadband systems or future recurring internet services revenues under commercial in-flight internet agreements recorded in our commercial networks and satellite services segments, respectively
[4]	Before corporate and amortization of acquired intangible assets.
[5]	Government Systems’ segment Adjusted EBITDA for the first quarter ended June 30, 2016 has been adjusted to exclude $0.3 million of income attributable to noncontrolling interest, net of tax.

Satellite Services

In the first quarter of fiscal year 2018, ViaSat’s Satellite Services segment revenues were essentially flat year-over-year. Results were led by strong revenue growth in commercial air, coupled with increased consumer broadband revenues. The prior year period reflects a benefit of $6.6 million associated with payments under the Space Systems/Loral (SS/L) settlement, which concluded in the fourth quarter of fiscal 2017. The absence of the SS/L settlement proceeds in the current year period, coupled with expenses relating to preparations for the ViaSat-2 service launch and large-scale commercial air in-flight connectivity service ramp, both expected to occur in the current fiscal year, led to lower segment operating profits and Adjusted EBITDA compared with the prior year period. Highlights for the quarter include:

•	ARPU in the residential business grew 11% year-over-year to a new record high of $66.61, reflecting a greater proportion of higher bandwidth, higher value plans, and a greater proportion of retail subscribers. This increase offsets the effects of a decrease in the total number of residential subscribers, which at the close of the first quarter of fiscal 2018 was approximately 625,000 residential subscribers.

•	Strong in-flight connectivity services revenue growth continued compared to the same period last year driven by more commercial aircraft in service, and a greater amount of ViaSat’s Ka-band fleet bandwidth allocated to serve more passengers. At the close of the first quarter of fiscal 2018, there were 568 aircraft in service and approximately 840 additional aircraft under contract. The rate of new installations is anticipated to accelerate significantly during fiscal year 2018 based on Supplemental Type Certificate (STC) approvals and completion of airline-specific acceptance tests.

•	ViaSat introduced its second-generation (Gen-2) in-flight entertainment and connectivity (IFEC) equipment for the ViaSat-2 and ViaSat-3 class satellite platforms. Following the close of the first quarter of fiscal year 2018, ViaSat completed its first Gen-2 installation on a Qantas 737-800 aircraft and received Gen-2 STC approval from the Federal Aviation Administration, allowing ViaSat to offer internet service on Boeing 737 aircraft.

Commercial Networks

In the first quarter of fiscal year 2018, ViaSat’s Commercial Networks segment activities continued to be heavily focused on R&D investment in the Company’s ViaSat-3 project, a next-generation, global coverage satellite platform expected to comprise of three satellites that are each designed to deliver over 1 Terabit per second (Tbps) of high throughput Ka-band broadband capacity; as well as investment in expanded commercial airline platforms, such as the Gen-2 IFEC system and related STC and line-fit programs. This accelerated investment activity resulted in a 67% increase in R&D expenses compared to the prior year period. Quarterly revenues were down 31% compared to the same period last year, primarily as a result of lower fixed terminal sales for Australia’s nbn™ satellite broadband service that commenced last fiscal year. Finally, the first quarter also included accelerated product manufacturing support activities in preparation for ViaSat-2 service launch, and a steep ramp of mobile terminal deliveries that are expected to occur in the second half of fiscal year 2018. As a result, segment operating losses were higher and Adjusted EBITDA was lower for the first quarter of fiscal year 2018, as compared to the same period last year. Highlights for the quarter include:

•	Following the successful launch of the ViaSat-2 satellite on June 1, 2017, the satellite completed its chemical orbit raising phase and initial deployments, including its solar arrays. The ViaSat-2 satellite is currently in its electronic propulsion orbit raising phase, and is expected to reach its geostationary orbital slot in the third quarter of fiscal year 2018.

•	ViaSat-2 network infrastructure, terminals and system testing remain on schedule for service delivery in the fourth quarter of fiscal year 2018.

•	The engineering test and qualification phase of the ViaSat-3 payload development program continued to achieve milestones toward its target performance and is expected to be substantially complete this fiscal year. The first production flight hardware is expected to begin arriving in ViaSat’s Tempe Arizona facility in the third quarter of fiscal year 2018.

Government Systems

In the first quarter of fiscal year 2018, ViaSat’s Government Systems segment achieved record operating profit and Adjusted EBITDA assisted by revenues which increased 26% year-over-year to $182.6 million. A growing service base coupled with strong momentum in tactical datalink products, government mobility platforms and satellite communications solutions drove the segment’s revenue gains. Operating profit increased to $32.6 million, an 82% increase year-over-year and Adjusted EBITDA was $49.2 million, up 51% compared to the prior year period. Operating profit, revenue and new contract award growth continue to be driven by strong demand for ViaSat’s Government Systems segment unique Non-Developmental Item products and services initiated under company funded R&D programs in prior periods. Highlights for the quarter include:

•	ViaSat’s Government Systems segment contract awards were exceptionally strong at $247.9 million in the first quarter of fiscal year 2018, reflecting a 1.4 to 1 book-to-bill ratio. The Government Systems segment fiscal first quarter backlog closed at a record high level of $696.1 million, a 48% increase over the same period last year.

•	ViaSat announced key awards:

•	Lot 5 and Lot 5a contracts totaling $88.3 million from the U.S. Navy Space and Naval Warfare Systems Command to provide Multifunctional Information Distribution System Joint Tactical Radio System terminals to the U.S. Navy and Air Force.

•	A multi-year contract from Boeing for the production of ViaSat’s KOR-24A Link 16 Small Tactical Terminal for AH-64E Apache Guardian aircraft for U.S. Army and International Foreign Military Sales cases.

•	A follow-on contract from Lockheed Martin to deliver datalink communications for the integration and test phase of the U.S. Navy’s Long Range Anti-Ship Missile program.

Conference Call

ViaSat will host a conference call to discuss the first quarter of fiscal year 2018 results. Details follow:

DATE/TIME:	Tuesday, August 8, 2017 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:	Available from 8:00 p.m. Eastern Time on Tuesday, August 8 until 11:59 p.m. Eastern Time on Wednesday, August 9 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 59394993.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2018 and beyond; satellite construction and launch activities, including the orbit raising, orbital placement, in-orbit testing and entry into service of the ViaSat-2 satellite and the timing thereof; the performance and benefits of our ViaSat-2 and ViaSat-3 class satellites; the expected completion, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; the development and performance of equipment and hardware for the ViaSat-2 and ViaSat-3 class satellite platforms, the timing thereof and the benefits associated therewith; international expansion plans; and the roll-out, ramp-up and uptake of products and services by, and services offered by, our airline partners as well as our commercial networks and government systems customers. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the failure of the ViaSat-2 satellite to successfully complete orbit raising, orbital placement or in-orbit testing; our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to realize the anticipated benefits of our strategic partnership arrangement with Eutelsat; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

About ViaSat

ViaSat, Inc. (NASDAQ: VSAT) keeps the world connected. As a global broadband services and technology company, ViaSat ensures consumers, businesses, governments and military personnel have communications access – anywhere – whether on the ground or in-flight. The Company’s innovations in designing highest-capacity satellites and secure ground infrastructure and terminal technologies coupled with its international network of managed Wi-Fi hotspots enable ViaSat to deliver a best available network that extends the reach and accessibility of broadband internet service, globally. For more information, visit: www.viasat.com, or follow ViaSat on Facebook, Twitter, LinkedIn or YouTube.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2017 ViaSat, Inc. All rights reserved. ViaSat, and the ViaSat logo, are registered trademark of ViaSat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended
	June 30, 2017	June 30, 2016
Revenues:
Product revenues	$166,118	$160,676
Service revenues	213,926	202,454

Total revenues	380,044	363,130

Operating expenses:
Cost of product revenues	122,645	120,680
Cost of service revenues	137,851	127,582
Selling, general and administrative	89,173	79,400
Independent research and development	45,065	25,177
Amortization of acquired intangible assets	3,260	2,513

(Loss) income from operations	(17,950)	7,778
Interest income (expense), net	37	(4,811)

(Loss) income before income taxes	(17,913)	2,967
Benefit from (provision for) income taxes	9,180	(810)
Equity in losses of unconsolidated affiliate, net	(513)	—

Net (loss) income	(9,246)	2,157
Less: net (loss) income attributable to noncontrolling interests, net of tax	(207)	302

Net (loss) income attributable to ViaSat Inc.	$(9,039)	$1,855

Diluted net (loss) income per share attributable to ViaSat Inc. common stockholders	$(0.16)	$0.04

Diluted common equivalent shares	57,842	50,170

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS: (In thousands, except per share data)

	Three months ended
	June 30, 2017	June 30, 2016
GAAP net (loss) income attributable to ViaSat Inc.	$(9,039)	$1,855
Amortization of acquired intangible assets	3,260	2,513
Stock-based compensation expense	15,507	12,761
Income tax effect	(7,217)	(5,839)

Non-GAAP net income attributable to ViaSat Inc.	$2,511	$11,290

Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders	$0.04	$0.23

Diluted common equivalent shares	57,842	50,170

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC. AND ADJUSTED EBITDA IS AS FOLLOWS: (In thousands)

	Three months ended
	June 30, 2017	June 30, 2016
GAAP net (loss) income attributable to ViaSat Inc.	$(9,039)	$1,855
(Benefit from) provision for income taxes	(9,180)	810
Interest (income) expense, net	(37)	4,811
Depreciation and amortization	63,935	59,998
Stock-based compensation expense	15,507	12,761

Adjusted EBITDA	$61,186	$80,235

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended June 30, 2017				Three months ended June 30, 2016
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems		Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$18,843	$(66,125)	$32,592	$(14,690)	$30,867	$(38,531)	$17,955		$10,291
Depreciation*	35,637	6,526	8,665	50,828	35,340	5,792	8,640		49,772
Stock-based compensation expense	3,632	5,971	5,904	15,507	2,808	5,081	4,872		12,761
Other amortization	4,044	3,588	2,215	9,847	2,922	3,456	1,335		7,713
Equity in losses of unconsolidated affiliate, net	(513)	—	—	(513)	—	—	—		—
Noncontrolling interests	377	—	(170)	207	—	—	(302)	**	(302)

Adjusted EBITDA	$62,020	$(50,040)	$49,206	$61,186	$71,937	$(24,202)	$32,500	**	$80,235

*	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.
**	Government systems segment Adjusted EBITDA for the first quarter ended June 30, 2016 has been adjusted to exclude $0.3 million of income attributable to noncontrolling interest, net of tax.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
	June 30, 2017	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$160,556	$130,098
Accounts receivable, net	215,053	263,721
Inventories	177,943	163,201
Prepaid expenses and other current assets	66,194	57,836

Total current assets	619,746	614,856

Property, equipment and satellites, net	1,693,524	1,648,878
Other acquired intangible assets, net	39,497	41,677
Goodwill	120,419	119,876
Other assets	605,528	529,366

Total assets	$3,078,714	$2,954,653

	As of	As of
	June 30, 2017	March 31, 2017
Liabilities and Equity
Current liabilities:
Accounts payable	$84,014	$100,270
Accrued liabilities	204,231	224,959
Current portion of long-term debt	19,300	288

Total current liabilities	307,545	325,517
Senior notes	575,385	575,380
Other long-term debt	255,458	273,103
Other liabilities	109,890	42,722

Total liabilities	1,248,278	1,216,722

Total ViaSat Inc. stockholders’ equity	1,827,330	1,734,618
Noncontrolling interest in subsidiaries	3,106	3,313

Total equity	1,830,436	1,737,931

Total liabilities and equity	$3,078,714	$2,954,653

# # #

ViaSat, Inc. Contacts:

Chris Phillips, Public Relations, 760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, 760-476-2633, IR@viasat.com